UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 3, 2011

Red Hat, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-33162	06-1364380
(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

(919) 754-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 3, 2011, Red Hat, Inc., a Delaware corporation (“Red Hat”), Gluster, Inc., a Delaware corporation (“Gluster”), Matte Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Red Hat (“Matte”), and Fortis Advisors LLC, the representative of the holders of shares of Gluster capital stock and vested options, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, upon the satisfaction or waiver of the conditions in the Merger Agreement, Red Hat will acquire Gluster through a merger of Matte with and into Gluster (the “Merger”).

The consideration to be paid by Red Hat at the closing pursuant to the Merger Agreement is approximately $136 million in cash. As a part of the transaction, Red Hat will also assume all unvested Gluster equity interests outstanding at the effective time of the Merger and issue certain Red Hat equity retention incentives.

The closing of the transaction is conditioned upon customary closing conditions, including approval by the stockholders of Gluster.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2011	RED HAT, INC.

	By:	/s/ Charles E. Peters. Jr.
	Name:	Charles E. Peters, Jr.
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 3, 2011, among Red Hat, Inc., a Delaware corporation, Gluster, Inc., a Delaware corporation, Matte Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Red Hat, Inc., and Fortis Advisors LLC, as the Holder Agent. The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of such schedules to the U.S. Securities and Exchange Commission upon request.